THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED EXCEPT (I) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR (II) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, BUT ONLY UPON THE PAYEE FIRST HAVING OBTAINED A WRITTEN OPINION OF MAKER’S COUNSEL, OR OTHER COUNSEL ACCEPTABLE TO MAKER, THAT THE PROPOSED DISPOSITION IS CONSISTENT WITH ALL APPLICABLE PROVISIONS OF THE SECURITIES ACT AND ANY APPLICABLE “BLUE SKY” OR OTHER SIMILAR SECURITIES LAW.

CONVERTIBLE PROMISSORY NOTE

$______,000	September 2, 2008

FOR VALUE RECEIVED, SMF Energy Corporation, a Delaware corporation (“Maker”), promises to pay to the order of _________________ or his/ her/ its assigns (“Payee”), at such place as the Payee may designate in writing, in lawful money of the United States of America, the principal sum of ______________________ Thousand Dollars ($____,000).

1.  Principal Payments. The principal amount of this promissory note (the “Note” and, collectively with substantially identical promissory notes of Maker, the “Notes”), together with any accrued but unpaid interest, shall be due and payable on September 1, 2010 (the “Due Date”). The outstanding principal balance of this Note may be prepaid by Maker prior to maturity as provided in Section 4 of this Note.

2.  Interest. The outstanding principal balance of this Note shall accrue interest at a fixed rate of twelve percent (12%). Interest shall be calculated on the basis of a 360-day year. Accrued interest on this Note shall be paid semi-annually, on each March 1 and September 1, beginning March 1, 2009, until the outstanding principal balance of this Note is paid in full.

3.  Interest Method of Payment; Application.

(a)  All payments (including any prepayments) shall be made on the due date thereof by wire transfer of immediately available funds to such bank account as Payee may from time to time designate in writing. All cash payments of interest shall be made on the due date thereof by check drawn on a United States bank. Payments (including all prepayments) received by Payee on this Note shall be applied first to the payment of accrued and unpaid interest and only thereafter to the outstanding principal balance of this Note.

(b)  In the event the interest provisions hereof or any exactions provided for herein shall result, because of the reduction of principal, or for any reason at any time during the life of this loan, in an effective rate of interest which, for any month, transcends the limit of the usury or any other law applicable to the loan evidenced hereby, all sums in excess of those lawfully collectible as interest for the period in question shall, without further agreement or notice between or by any party hereto, be applied to reduction of the outstanding principal balance upon receipt of such moneys by Payees hereof, with the same force and effect as though the payment had specifically designated such extra sums to be so applied to principal.

4.  Redemption and Prepayment.

(a)  Optional Redemption. At any time after the date of this Note, Maker shall have the option to redeem this Note, in whole or in part, without prepayment penalty or premium, except that, if such pre-payment is proposed to be made before the first anniversary of the issuance of the Note, then a prepayment penalty equal to one percent (1%) of the principal amount being redeemed shall also be paid. In addition to the principal amount being pre-paid and the pre-payment penalty, if any, Maker shall also pay any accrued but unpaid interest on the entire outstanding principal balance of this Note at the time of redemption.

(b)  Notice to Payee. At least fifteen (15) days but not more than sixty (60) days (the “Payee Notice Period”) before a redemption date, Maker shall mail or cause to be mailed a notice of redemption to Payee. The notice shall state:

(i)  the redemption date;

(ii)  the redemption price;

(iii)  that this Note called for redemption must be surrendered to Maker to collect the redemption price; and

(iv)  that, unless Maker defaults in making such redemption payment, interest on this Note called for redemption ceases to accrue on the redemption date.

(c)  Effect of Notice of Redemption. This Note will become irrevocably due and payable on the redemption date at the redemption price. A notice of redemption may not be conditional. If the redemption is only a partial redemption, then only the redeemed portion shall become due and payable on the redemption date.

(d)  Conversion Prior to Redemption or Merger. During the Payee Notice Period, the Payee may elect to convert any portion of the outstanding principal or the accrued but unpaid interest of this Note into common stock of Maker in accordance with Section 5 hereof rather than permit the Note to be redeemed

(e)  Note Redeemed or Converted in Part. If less than the entire principal amount of this Note is redeemed or converted, Maker will deliver to Payee, at Maker’s expense, a new promissory note in the same form of this Note in an amount equal in principal to the unredeemed and unconverted portion of this Note not more than thirty (30) days after such partial conversion or redemption.

5.  Conversion.

(a)  Optional Conversion. The unpaid principal amount of this Note and the accrued but unpaid interest thereon is convertible by the holder hereof into shares (“Shares”) of Maker’s common stock (“Common Stock”) at $0.65 per share (the “Conversion Price”).

(b)  Upon conversion of this Note, certificates for the Shares so purchased shall be delivered to Payee within three (3) business days of the Maker’s actual receipt of this original Note and a completed Notice of Conversion in substantially the same form attached hereto as Exhibit A.

(c)  The number and kind of securities purchasable upon the conversion of this Note and the Conversion Price shall be subject to adjustment from time to time upon the occurrence of certain events, as follows:

(i)  In case of any reclassification or change of outstanding securities of the Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination), or in case of any merger of Maker with or into another corporation (other than a merger with another corporation in which Maker is a continuing corporation and which does not result in any reclassification or change of outstanding securities issuable upon conversion of this Note), or in case of any sale of all or substantially all of the assets of Maker, Payee shall have the right upon conversion of this Note to receive, in lieu of Shares of Common Stock theretofore issuable upon conversion of this Note, the kind and amount of shares of stock, other securities, money and property receivable upon such reclassification, change or merger by the holder of one share of Common Stock. These provisions shall similarly apply to successive reclassifications, changes, mergers and transfers.

(ii)  If Maker at any time while this Note remains outstanding and unexpired shall subdivide or combine its Common Stock, the Conversion Price shall be proportionately adjusted. In the case of a subdivision, the Conversion Price shall be proportionately decreased and the number of Shares shall be proportionately increased. In the case of a combination, the Conversion Price shall be proportionately increased and the number of Shares shall be proportionately decreased.

(iii)  If Maker at any time while this Note is outstanding and unexpired shall pay a dividend or other distribution with respect to Common Stock or any other equity interest in Maker which is payable in Common Stock (except any distribution specifically provided for in the foregoing paragraph (i) or (ii)) then the Conversion Price and the number of Shares into which this Note may be converted shall be adjusted, from and after the date of determination of stockholders entitled to receive such dividend or distribution to that price determined by multiplying the Conversion Price in effect immediately prior to such date of determination by a fraction (a) the numerator of which shall be the total number of shares of Common Stock outstanding immediately prior to such dividend or distribution and (b) the denominator of which shall be the total number of shares of Common Stock outstanding immediately after such dividend or distribution.

(iv)  When there is an adjustment in the Conversion Price and a corresponding increase in the number of Shares of Common Stock that can be obtained by conversion, the adjustment to the number of Shares shall be made by multiplying the number of Shares purchasable immediately prior to such adjustment in the Conversion Price by a fraction, the numerator of which shall be the Conversion Price immediately prior to such adjustment and the denominator of which shall be the Conversion Price immediately thereafter, with the adjustment being made to the nearest whole share.

(v)  Whenever the Conversion Price shall be adjusted, Maker shall make a certificate signed by its chief financial officer setting forth, in reasonable detail, the event requiring the adjustment, the amount of the adjustment, the method by which such adjustment was calculated, and the Conversion Price or Prices after giving effect to such adjustment, and shall cause copies of such certificate to be mailed (by first class mail, postage prepaid) to the Payee.

(vi)  If Maker proposes (A) to declare any dividend or distribution upon any class or series of its stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus; (B) to effect any reclassification or recapitalization of the Common Stock outstanding involving a change in the Common Stock; or (C) to merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all its assets or property, or to liquidate, dissolve or wind up, whether voluntary or involuntary, then Maker shall send to the Payee at least ten (10) days’ prior written notice of the record date for any such event and prompt notice of any material change in the terms of any such transaction.

(d)  Automatic Conversion. This Note shall automatically be converted into shares of Common Stock, based on the then-effective Conversion Price, (A) if the closing price of the Common Stock as reported on the Nasdaq Capital Stock Market (or on such other public securities trading market, such as the OTC Bulletin Board, as then constitutes the primary trading market for the Common Stock) is equal to or greater than two times the Conversion Price then in effect (the “Automatic Conversion Price”), for a period of twenty (20) consecutive business days, or (B) at any time upon the affirmative election of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the principal amount of the then outstanding Notes, or (C) upon the earliest to occur of (x) the closing of a firmly underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Company in which (i) the per share price is at least two times the Automatic Conversion Price and (ii) the cash proceeds to the Company (before underwriting discounts, commissions and fees) are at least Ten Million Dollars ($10,000,000). This Note may not be automatically converted at any time on or after the date on which the Company has called for redemption this Note pursuant to Section 4, provided that the Company then pays the redemption price in accordance with Section 4.

(e)  No fractional Shares of Common Stock will be issued in connection with any conversion of this Note.

(f)  Payee shall not be entitled to vote or receive dividends or be deemed the holder of Common Stock or any other securities of Maker which may at any time be issuable on the exercise hereof for any purpose, nor shall anything contained herein be construed to confer upon Payee any of the rights of a stockholder of Maker before this Note has been converted.

6.  Default. If any payment required by this Note is not paid, and the continuation of such failure to pay for a period of ten (10) days of the receipt of written notice (as provided herein) of such failure by Payees or any subsequent holder hereof to Maker, this Note shall be considered to be in default and the entire unpaid principal sum hereof shall, at the option of the holder hereof, by notice to Maker, become immediately due and payable in full.

7.  Notices. Any notice provided for in this Note shall be in writing and shall be given and be effective upon (1) personal delivery to Maker, or (2) receipt of such notice by certified or registered mail, return receipt requested, addressed to Maker at Maker's address stated below, or to such other address as Maker may designate by written notice to Payees. Any notice to Payees shall be in writing and shall be given and be effective upon (1) personal delivery to Payees, or (2) by mailing such notice by certified or registered mail, return receipt requested, to Payees at the address stated in the first paragraph of this Note, or to such other address as Payees may designate by written notice to Maker.

8.  Unsecured Subordinated Note. PAYEES ACKNOWLEDGE THAT THIS IS AN UNSECURED NOTE AND ACKNOLWEDGES THAT IT IS SUBJECT IN ALL RESPECTS TO THE SUBORDINATION AGREEMENT BY AND BETWEEN PAYEES, MAKER, WACHOVIA BANK, NATIONAL. ASSOCIATION, H & W PETROLEUM COMPANY, INC. AND SMF SERVICES, INC., OF EVEN DATE HEREWITH AND THAT IT IS ALSO SUBORDINATED TO THE MAKER’S AUGUST 15, 2007 SENIOR SECURED CONVERTIBLE PROMISSORY NOTES.

9.  Waivers. Maker and all endorsers, guarantors and all persons liable or to become liable on this Note waive presentment, protest and demand, notice of protest, demand and dishonor and nonpayment of this Note, and agree that at any time and from time to time without notice, the terms of the payment herein may be modified, changed or exchanged by agreement between the Payees or any subsequent holder hereof and Maker or any successor in title to Maker without in any way affecting the liability of any party to this Note or any person liable or to become liable with respect to any indebtedness evidenced hereby. No delay or omission on the part of the holder hereof in exercising any right hereunder shall operate as a waiver of such right or of any other right under this Note. A waiver on one occasion shall not be construed as a bar to or waiver of any such right and/or remedy on any future occasion.

10.  Miscellaneous. The validity and construction of this Note and all matters pertaining hereto are to be determined in accordance with the laws of the State of Florida. Maker and all endorsers, guarantors and other persons liable or to become liable hereunder agree that in the event of default, this Note may be enforced in any court of competent jurisdiction in the State of Florida, and all such persons do hereby submit to the jurisdiction of such court regardless of their residence or where this Note or any endorsement or guarantee hereof may be executed.

In the event of default and the placement of this Note in the hands of any attorney for collection, Maker agrees to pay all collection costs and expenses, including reasonable attorneys’ fees.

This Note is delivered as a part of a business transaction and not in connection with a consumer purchase.

IN WITNESS WHEREOF, Maker has executed this Note effective as of the date first set forth above.

SMF ENERGY CORPORATION

By: ____________________________ Richard E. Gathright President and Cheif Executive Officer 200 West Cypress Creek Road, Suite 400 Fort Lauderdale, FL 33309

Exhibit A

NOTICE OF CONVERSION

TO: SMF ENERGY CORPORATION

1. The undersigned note holder (“Holder”) hereby elects to convert $____________ of the principal amount of the September 2, 2008 12% Unsecured Convertible Promissory Note (the “Note”) of SMF Energy Corporation (“SMF”) payable to Holder into ____________ shares of the Common Stock of SMF (the “Shares”) at the $________per Share price prescribed by the Note (the “Conversion Price”). Enclosed herewith is the original Note, tendered for such conversion. If and to the extent that additional sums remain owed under the Note after such conversion, SMF is directed to issue a new replacement Note to Holder representing the unpaid balance of the Note after the conversion.

2. By this conversion, Holder does not waive any payment of unpaid interest on the converted portion of the Note that accrued prior to the date of conversion. Any such accrued but unpaid interest is not payable until the next regular date set forth in the Note for payment of interest on the Note.

2. Please issue a certificate or certificates representing the Shares in the name of Holder or in such other names as may be specified below:
______________________________
______________________________
______________________________

3. [For use only in the absence of an effective registration statement covering the Shares] Holder represents that the Shares are being acquired for the account of Holder, for investment purposes, and not with a view to, or for resale in connection with, the distribution thereof and that Holder has no present intention of distributing or reselling such Shares. In support thereof, Holder has executed an Investment Representation Statement attached to this Notice as Attachment 1.

NAME OF HOLDER: ______________________________

Date: _________________________________	_________________________________
(Signature of Holder)

Attachment 1
to Notice of Conversion
(For use only in the absence of an effective registration statement covering the Shares)

INVESTMENT REPRESENTATION STATEMENT

HOLDER:	____________________________

COMPANY:	SMF ENERGY CORPORATION

SECURITY:	COMMON STOCK ISSUED UPON CONVERSION OF UNSECURED CONVERTIBLE PROMISSORY NOTE

AMOUNT:	____________________________

DATE:	____________________________

In connection with the purchase of the above-listed securities (the “Securities”), the undersigned (“Holder”) represents to Company the following:

(a) Holder is aware of Company’s business affairs and financial condition, and has acquired sufficient information about Company to reach an informed and knowledgeable decision to acquire the Securities. Holder is purchasing these Securities for Holder’s own account for investment purposes only and not with a view to, or for the resale in connection with, any “distribution” thereof for purposes of the Securities Act of 1933, as amended (the “Securities Act”).

(b) Holder understands that the Securities have not been registered under the Securities Act in reliance upon a specific exemption therefrom, which exemption depends upon, among other things, the bona fide nature of Holder’s investment intent as expressed herein. In this connection, Holder understands that, in the view of the Securities and Exchange Commission (“SEC”), the statutory basis for such exemption may be unavailable if Holder’s representation was predicated solely upon a present intention to hold these Securities for the minimum capital gains period specified under tax statutes, for a deferred sale, for or until an increase or decrease in the market price of the Securities, or for a period of one year or any other fixed period in the future.

(c) Holder further understands that the Securities must be held indefinitely unless subsequently registered under the Securities Act or unless an exemption from registration is otherwise available. Moreover, Holder understands that Company is under no obligation to register the Securities except as set forth in the Warrant. In addition, Holder understands that the certificate evidencing the Securities will be imprinted with a legend which prohibits the transfer of the Securities unless they are registered or such registration is not required in the opinion of counsel for Company.

(d) Holder is aware of the provisions of Rule 144, promulgated under the Securities Act, which, in substance, permits limited public resale of “restricted securities” acquired, directly or indirectly, from the issuer thereof (or from an affiliate of such issuer), in a non- public offering subject to the satisfaction of certain conditions.

(e) Holder further understands that at the time Holder wishes to sell the Securities there may be no public market upon which to make such a sale.

(f) Holder further understands that in the event all of the requirements of Rule 144 are not satisfied, registration under the Securities Act, compliance with some other registration exemption will be required; and that, notwithstanding the fact that Rule 144 is not exclusive, the Staff of the SEC has expressed its opinion that persons proposing to sell private placement securities other than in a registered offering and otherwise than pursuant to Rule 144 will have a substantial burden of proof in establishing that an exemption from registration is available for such offers or sales, and that such persons and their respective brokers who participate in such transactions do so at their own risk.

Signature of Holder:

Date: ____________________	___________________________